UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 15, 2014

AmerisourceBergen Corporation

(Exact name of Registrant as specified in its charter)

Delaware	1-16671	23-3079390
(State or Other	Commission File Number	(I.R.S. Employer
Jurisdiction of		Identification
Incorporation or		Number)
Organization)

1300 Morris Drive
Chesterbrook, PA	19087
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:                         (610) 727-7000

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 15, 2014, the Board of Directors of AmerisourceBergen Corporation (the “Company”) elected Gregory D. Wasson to the Company’s Board of Directors for a term continuing until the Company’s next annual meeting of stockholders in March 2015, when all directors will be subject to election by stockholders.  Mr. Wasson was designated as a director by Walgreen Co. (“Walgreens”) pursuant to the Shareholders Agreement described in more detail below.  Mr. Wasson has not been appointed to serve on any committees of the Board.

Mr. Wasson is currently the President and Chief Executive Officer of Walgreens, and has served on the Walgreens board of directors since 2009.  A graduate of Purdue University’s School of Pharmacy, Mr. Wasson has served in a number of senior management and executive positions throughout his 33-year career with Walgreens, including President and Chief Operating Officer of Walgreens from May 2007 to February 2009, Executive Vice President from October 2005 to May 2007, Senior Vice President from February 2004 to October 2005 and Vice President from October 2001 to February 2004. He was also President of Walgreens Health Services from March 2002 to May 2007. Mr. Wasson has served as a director of Alliance Boots GmbH (“Alliance Boots”) since August 2012 and of Verizon Communications, Inc. since March 2013.

Mr. Wasson has waived any compensation from the Company for his service as a director.

Certain Relationships and Related Person Transactions

As previously disclosed, the Company has entered into a strategic and commercial relationship with Walgreens and Alliance Boots.  As part of this arrangement, the Company is party to a multi-billion dollar comprehensive primary pharmaceutical distribution arrangement with Walgreens, whereby the Company provides distribution services for branded and generic pharmaceutical products to all of Walgreens pharmacy locations.  The Company expects the distribution agreement to be fully implemented by the end of fiscal 2014.  The relationship also includes access to generic drugs and related pharmaceutical products through the Walgreens Boots Alliance Development joint venture.

In addition, Walgreens and Alliance Boots were granted rights to purchase up to 19,859,795 shares of the Company’s common stock, par value $0.01 per share, in open market transactions (the “Initial Open Market Shares”), up to 22,696,912 shares of common stock pursuant to warrants (collectively, “Warrant 1”) with an exercise price of $51.50 and 22,696,912 shares of common stock pursuant to warrants (collectively, “Warrant 2”) with an exercise price of $52.50.  The warrants are each exercisable for a six-month period beginning on March 18, 2016 with respect to Warrant 1 and on March 18, 2017 with respect to Warrant 2.

In connection with the strategic long-term relationship, the Company, Walgreens and Alliance Boots also entered into a Framework Agreement, dated as of March 18, 2013, which addressed the overall structure of the transactions among the parties, and the Shareholders Agreement, which set forth certain governance arrangements and contained various provisions relating to the acquisition of additional equity interests in the Company, prohibitions on taking certain actions relating to the Company, stock purchase rights, transfer restrictions, board representation, voting arrangements, registration rights and other matters.

Pursuant to the Shareholders Agreement, upon Walgreens and Alliance Boots, together with their respective wholly-owned subsidiaries and an entity jointly owned by Walgreens and Alliance Boots for the purpose of acquiring and holding shares of the Company’s common stock (collectively, the “Investors”), collectively owning 5% or more of the Company’s common stock, Walgreens became entitled to designate one director to the Company’s Board of Directors.  As of April 9, 2014, the Investors collectively owned approximately 5% of the Company’s common stock.  Accordingly, on May 1, 2014, Walgreens notified the Company that it was designating Mr. Wasson to serve on the Company’s Board.

In addition, upon the later to occur of (1) the exercise in full of Warrant 1 and (2) the acquisition in full by the Investors of the Initial Open Market Shares, Walgreens will be entitled to designate a second director to the Board.  If the Investors divest equity securities of the Company such that they collectively own less than 14%, but at least 5% of the common stock, Walgreens will no longer be entitled to designate two directors to the Board and will only be entitled to designate one director to the Board.  If the Investors divest equity securities of the Company such that they collectively own less than 5% of the common stock, Walgreens will no longer be entitled to designate any directors to the Board.

A summary of the Framework Agreement and the Shareholders Agreement was included in, and copies of the agreements were filed as exhibits to, the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 20, 2013.

Item 8.01. Other Items.

On May 15, 2014, the Company’s Board of Directors expanded the size of the Company’s Board of Directors from ten to eleven directors in accordance with the Company’s Bylaws.

On May 15, 2014, the Company issued a news release announcing the election of Gregory D. Wasson to the Company’s Board of Directors.  A copy of the news release is being filed as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)    Exhibit.

99.1                                     News Release, dated May 15, 2014, of AmerisourceBergen Corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERISOURCEBERGEN CORPORATION

Date: May 15, 2014	By:	/s/ Tim G. Guttman
		Name:	Tim G. Guttman
		Title:	Senior Vice President
and Chief Financial Officer